Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.1

PERFORMANCE UNIT AGREEMENT
PURSUANT TO THE
WIDEOPENWEST, INC. 2017 OMNIBUS INCENTIVE PLAN

* * * * *

Participant: [●]

Grant Date: [●]

Target Number of
Performance Units Granted: [●]  of which:

__________ are subject to the EBITDA performance criteria, as described in Section 3(a) (the “Target EBITDA Units”); and

__________ are subject to the Relative TSR performance criteria as described in Section 3(b) (the “Target TSR Units”).

* * * * *

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between WideOpenWest, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant Performance Units provided herein to the Participant; and

WHEREAS, in consideration of the Grant as defined herein, Participant agrees to abide by each of the covenants set forth in this Agreement and acknowledges that the inherent value of the Grant constitutes good, valuable and sufficient consideration for each of the Participant’s covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.	Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Grant provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.	Grant of Performance Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Performance Units specified above (the “Grant”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the

Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement. The Participant shall not have the rights of a stockholder in respect of the Performance Units underlying this Grant until such shares are delivered to the Participant in accordance with Section 4 hereof.
3.	Earning of Performance Units. The Participant shall have no right or entitlement in respect of the Performance Units unless and to the extent the Performance Units become earned and vested in accordance with this Agreement. The Performance Units shall be earned as follows:
(a)Cumulative EBITDA.
(i)	Performance Units based on Cumulative EBITDA performance shall be subject to the three-year cumulative EBITDA of the Company for 2020, 2021 and 2022 and shall be earned as follows:
5
	Threshold Goal	Target Goal	Maximum Goal
Performance (% of Target EBITDA)	95%	100%	105%
Three-Year Cumulative EBITDA	$[***] Billion	$[***] Billion	$[***] Billion or more
EBITDA Units	50% of Target EBITDA Units Granted	100% of Target EBITDA Units Granted	200% of Target EBITDA Units Granted

(ii)	For performance in between the goals set forth above, the number of EBITDA Units earned will be interpolated on a straight-line basis.
(iii)	The Participant shall forfeit the Target EBITDA Units if the Company’s three-year cumulative EBITDA for 2020, 2021 and 2022 is less than $[***] Billion.
(iv)	The Committee shall round, up or down to the nearest whole number, the number of earned EBITDA Units and the cumulative EBITDA, in its sole discretion provided that it calculates such measures consistently for all EBITDA Units with Grant Dates in the same year.
(v)	Whether and the extent to which EBITDA Units become earned and vested under Section 3(a) herein will be determined by the Committee as soon as practicable in early 2023 once the Committee certifies performance and shares of Common Stock shall be delivered as set forth in Section 4 below.
(vi)	For purposes of the Agreement, “EBITDA” shall mean Adjusted EBITDA as defined by the Company in its earnings releases furnished with the SEC from time to time (net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, management fees to related party, the write-up or write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses).

(b)Total Shareholder Return.
(i)	Performance Units based on Relative TSR (the “TSR Units”) shall be subject to the total shareholder return, as defined below, of the Company compared to the Company’s peer group as set forth on Exhibit A for the performance period between January 1, 2020 and December 31, 2022.

Total Shareholder Return = Ending Average Stock Price – Beginning Average Stock Price + Dividends / Beginning Average Stock Price.

Where the Beginning Average Stock Price is equal to the average closing stock price for the 20-trading days leading up to the first day of the performance period and Ending Average Stock Price is equal to the average closing stock price for the 20-trading days leading up and including the last day of the performance period, assuming dividends are reinvested in additional shares of stock on the ex-dividend date.

The total shareholder return of the Company shall be compared to the total shareholder return of the Company’s peer group on a percentile rank basis, as defined below:

P = 1 – (R-1)/(N-1)

Where:

“P” represents the percentile performance.

“N” represents the number of companies in the Company peer group, including the Company

“R” represents the Company’s ranking versus the other companies in the Company’s peer group

Example: If the Company ranks 6th out of 15 companies, the performance (“P”) therefore will be in the 64th percentile.

This calculation is as follows: 0.64 = 1 – (6 – 1)/(15 – 1)

Once the relative performance has been determined, the following payout schedule shall determine how much of the target TSR Units shall be earned:

Performance Relative to Peers	TSR Units
75th Percentile and above	200% of Target TSR Units Granted
50th Percentile	100% of Target TSR Units Granted
35th Percentile	50% of Target TSR Units Granted
Below 35th Percentile	0% of Target TSR Units Granted

(ii)	For performance in between the levels set forth above, the number of TSR Units earned will be interpolated on a straight-line basis.
(iii)	The Committee shall round, up or down to the nearest whole number, the number of earned TSR Units and the total shareholder return, in its sole discretion provided that it calculates such measures consistently for all TSR Units with Grant Dates in the same year.
(iv)	Whether and the extent to which TSR Units become earned and vested under Section 3(b) herein will be determined by the Committee as soon as practicable in early 2023 once the Committee certifies performance and shares of Common Stock shall be delivered as set forth in Section 4 below.
(c)	Change in Control. In the event a Termination of Employment by the Company without Cause or by the Participant for Good Reason within twelve (12) months after a Change in Control, EBITDA and TSR Units shall be earned and vested based on actual performance for the performance periods set forth above. In the event of a Change in Control, if the Company’s successor does not agree to assume this Agreement, or to substitute an equivalent award or right for this Grant, and if Participant has remained continuously employed from the Grant Date to the date of the Change in Control, and does not voluntarily resign without continuing with the Company’s successor, then EBITDA and TSR Units shall be earned and vested based on actual performance from the beginning of the performance through the date of the Change in Control. The Committee shall certify performance, immediately prior to, and contingent upon, the consummation of such Change in and shares of Common Stock shall be delivered as set forth in Section 4 below. For purposes of this Agreement, “Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company.
(d)	Termination. In the event of a Termination of Employment (i) due to the death or Disability of the Participant or (ii) the involuntary termination of the Participant by the Company without Cause, the EBITDA and TSR Units will be pro-rated based on the number of completed months of employment during the performance period divided by the 36 month performance period and the amount of EBITDA and TSR Units shall be based on actual performance during the applicable performance periods as set forth above subject to. If a Termination of Employment occurs with Cause, all Performance Units shall be forfeited as of the date of such Termination of Employment. If a Termination of Employment is due to the Participant’s voluntary termination of employment with the Company including resignation or retirement, all Performance Units that have not been earned and vested as of such Termination of Employment shall be forfeited.
4.	Settlement of Performance Units. Subject to Section 7 herein regarding withholding tax, as soon as practicable (but within 30 days) after the Performance Units becomes both earned and vested, the Company will issue and transfer to the Participant one share of Common Stock for each Performance Unit; provided, that such issuance and transfer shall in no event occur later than March 15th of the year following the date such Performance Units become earned and vested. No fractional shares will be issued.
5.	Non-Transferability. The Performance Units, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Performance Units, or the levy of any execution, attachment or similar legal process upon the Performance Units, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.
6.	Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
7.	Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Performance Units and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.
8.	Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.
9.	Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
10.	No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
11.	Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Performance Units awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
12.	Participant Covenants. As a condition to and in consideration of Participant’s receipt of the Grant set forth in this Agreement, Participant specifically agrees to and acknowledges the reasonableness of the following employment and postemployment restrictions.
a)	Confidential Information; Intellectual Property: Participant acknowledges and agrees that, as a result of Participant’s employment, Participant has access to trade secrets and other confidential or proprietary information of the Company and its customers and vendors (“Confidential Information”). Such information includes, but is not limited to: (i) customers and clients and customer or client lists, (ii) accounting and business methods, (iii) services or products and the marketing of such services and products, (iv) fees, costs and pricing structures, (v) designs, (vi) analysis, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) databases, (xi) inventions, devices, new developments, methods and processes, whether patentable or un-patentable and whether or not reduced to practice, (xii) copyrightable works, (xiii) all technology and trade secrets, and (xiv) all similar and related information in whatever form. Participant agrees that Participant shall not disclose or use at any time, either during Participant’s employment with the Company or thereafter, any Confidential Information, except to the extent that such disclosure or use is directly related to the Company’s business, or unless required to by law, or unless and to the extent that the Confidential Information in question has become generally known to and available for use by the public other than as a result of Participant’s acts or omissions to act. In addition, Participant further agrees that any invention, design or innovation that Participant conceives or devises from Participant’s use of Company time, equipment, facilities or support services belong exclusively to the Company, and that it may not be used for Participant’s personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company.
b)	Non-Solicitation; Non-Competition: During Participant’s employment and for a period of twelve (12) months (the “No-Raid Period”) following Participant’s termination for any reason Participant will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will Participant hire any such associate or assist any other person or entity in doing so (each such activity, a “Raiding Activity”). During Participant’s employment and for a period of twenty four (24) months following Participant’s termination for any reason, Participant will not, directly or indirectly, work for or contribute to the efforts of any business organization that competes, or plans to compete, with the Company or its products, nor will Participant call on or otherwise attempt (or assist the attempt) to solicit the business of any customer or client of the Company with whom Participant had direct contact or supervisory authority (each such activity, a “Competitive Activity”) in the 24-month period immediately preceding Participant’s separation (the “Non-Competition Period”).

Participant recognizes that the existing business of the Company extends to various locations and areas throughout the United States and may extend hereafter to other countries and territories and agrees that the scope of this Paragraph 12 b) shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so at the time Participant’s employment terminates. It is agreed that the Participant’s services to the Company are special and unique giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Participant’s breach of this Paragraph 12 b), Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits pursuant to this Agreement or any other agreements between the Company and Participant. If any provision of Paragraph 12 b) of this Agreement is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant Company the maximum restriction on Participant’s activities permitted by applicable law in such circumstances. Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non-existence of any other similar agreement for anyone else employed by the Company or by Company’s failure to exercise any of its rights under any such agreement.

c)	Nondisparagement: Participant agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products and services at any time during employment or thereafter. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
13.	Compliance with Laws. The issuance of the Performance Units or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Performance Units or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.
14.	Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the shares of Performance Units are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.
15.	Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 5 hereof) any part of this Agreement without the prior express written consent of the Company.
16.	Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.	Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
19.	Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
20.	Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of Performance Units made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Performance Units awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WideOpenWest, Inc.

By:

Name:   ________________________

Title:  ________________________

PARTICIPANT

Name:

EXHIBIT A

Peer Group

Additional Treatment for Peer Group Companies Throughout the Performance Period:

If two companies in the peer group merge, the surviving company shall remain in the peer group.

If a company in the peer group merges with, or is acquired by, a company that is not in the peer group, and the company in the peer group is the surviving company, then the surviving company shall be included in the peer group.

If a company in the peer group merges with, or is acquired by, a company that is not in the peer group, and the company in the peer group is not the surviving company or the surviving company is no longer publicly traded, then the surviving company shall not be included in the peer group.

If a company in the peer group declares bankruptcy, they shall remain in the peer group but be assigned a TSR of -100%.